EXHIBIT 35.4

Bank of America

Attn: H. Michael Lumadue

Capital Markets Servicing Group

NC1-026-06-01

900 West Trade Street – Suite 650

Charlotte, NC 28255

OFFICER’S CERTIFICATE

In accordance with the requirements of that certain Sub-Servicing Agreement dated as of December 11, 2011 between Grandbridge Real Estate Capital LLC, as Sub-Servicer on behalf of Bank of America, National Association, as Master Servicer for CCRE Commercial Mortgage Securities, L.P., Commercial Mortgage Pass-Through Certificates, Series 2011-C2:

As an authorized officer of Grandbridge Real Estate Capital LLC, I certify that (i) a review of the Sub-Servicing activities for the annual period ending December 31, 2012 and our performance under said agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, Grandbridge Real Estate Capital LLC, has fulfilled its obligations under this Agreement in all material respects throughout such year.

By:	/s/ Joseph Lovell	Date: February 28, 2013
Joseph Lovell, Senior Vice President